Exhibit 4.2

ZOOZ STRATEGY LTD.

INCENTIVE COMPENSATION PLAN

Initially adopted as share option plan on August 31, 2015, as the Chakratech Ltd. 2015 Share Option Plan,

Amended on February 11, 2021, on March 21, 2024, on April 29, 2026 and August 25, 2026

1.	Definitions

As used herein capitalized terms shall have the meanings set forth in Annex A hereto, unless the context clearly indicates to the contrary.

2.	The Plan

2.1	Purpose

The purpose and intent of the Plan are to advance the interests of the Company by affording selected employees, officers, directors, consultants, and other services providers of the Company or Affiliated Companies an opportunity to acquire a proprietary interest in the Company or to increase their proprietary interest therein, as applicable, by the grant in their favor, of Awards, thus providing such Grantee an additional incentive to become, and to remain, employed or engaged by the Company or Affiliated Company, as the case may be, and encouraging such Grantee’s sense of proprietorship and stimulating his or her active interest in the success of the Company and the Affiliated Company by which such Grantee is employed or engaged.

2.2	Effective Date and Term

The Plan shall become effective as of the day it was adopted by the Board and shall continue in effect until the earlier of (a) its termination by the Board; or (b) the lapse of ten (10) years from the date the Plan is adopted by the Board, or as extended by the Board from time to time.

3.	Administration

3.1	This Plan and any Sub-Plans shall be administered by the Board. The Board may appoint a committee which, subject to any applicable limitations imposed by the Companies Law, and/or by any other applicable Law, shall have all of the powers of the Board granted herein (in which event of such limitations, such committee may make recommendations to the Board). Subject to the above, the term “Board” whenever used herein, shall mean the board of directors or such appointed committee, as applicable.

3.2	Unless specifically required otherwise under applicable Mandatory Law, the Board shall have sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, to administer the Plan and any Sub-Plans and all actions related thereto, including without limitation the performance, at any time and from time to time, of any and all of the following:

3.2.1	the designation of Grantees;

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the determination of the terms of each grant of Awards (which need not be identical), including without limitation the number of Awards to be granted in favor of each Grantee and the vesting schedule and the Exercise Price thereof and the documents to be executed by the Grantee;

3.2.3	the determination of the applicable tax regimes to which the Awards will be subject;

3.2.4	the determination of the terms and form of the Award Agreements (which need not be identical), whether a general form or a specific form with respect to a certain Grantee;

3.2.5	the modification or amendment of the Exercise Period, vesting schedules (including by way of acceleration) and/or of the Exercise Price of Awards, including without limitation the reduction thereof, either prior to or following their grant; the repricing of Awards or any other action which is or may be treated as repricing under generally accepted accounting principles; the grant to the holder of an outstanding Award, in exchange for such Award, of a new Award having a purchase price equal to, lower than or higher than the Exercise Price provided in the Award so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe;

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3.2.6	any other action and/or determination deemed by the Board to be required or advisable for the administration of the Plan and/or any Sub-Plan or Award Agreement;

3.2.7	the determination of the Fair Market Value of the Shares, and the mechanism of such determination;

3.2.8	the interpretation of the Plan, any Sub-Plans, and the Award Agreements;

3.2.9	the adoption of Sub-Plans, including without limitation the determination, if the Board sees fit to so determine, that to the extent any terms of such Sub-Plan are inconsistent with the terms of this Plan, the terms of such Sub-Plan shall prevail; and

3.2.10	the extension of the period of the Plan or any Sub-Plans.

3.3	The Board may, without shareholder approval, amend, modify (including by adding new terms and rules), and/or cancel or terminate this Plan, any Sub-Plans, and any Awards granted under this Plan or any Sub-Plans, any of their terms, and/or any rules, guidelines or policies relating thereto. Notwithstanding the foregoing (a) material amendments to the Plan or any Sub-Plans (but not the exercise of discretion under the Plan or any Sub-Plans) shall be subject to shareholder approval to the extent so required by applicable Mandatory Law; and (b) no termination or amendment of the Plan or any Sub-Plan shall affect any then outstanding Awards nor the Board’s ability to exercise its powers with respect to such outstanding Awards granted prior to the date of such termination unless expressly provided by the Board.

3.4	The termination or cancelation of this Plan and/or any applicable Sub-Plan will not affect the ability of the Board to exercise its powers with respect to any then outstanding Awards granted prior to the date of such termination.

4.	Eligibility

The persons eligible for participation in the Plan as Grantees include employees, officers, directors, consultants, and other service providers of the Company or any Affiliated Company (including persons who are responsible for or contribute to the management, growth, or profitability of, or who provide substantial services to, the Company or any Affiliated Company and former employees, officers, directors, consultants, and other service providers who were promised awards), in each case, provided such individuals are eligible to receive Awards under Instruction A.1.(a) of Form S-8 under the U.S. Securities Act of 1933, as amended. The Board, in its sole discretion, shall select from time to time the individuals, from among the persons eligible to participate in the Plan, who shall receive Awards. In determining the persons in favor of whom Awards are to be granted, the number of Awards to be granted thereto, and the terms of such grants, the Board may take into account the nature of the services rendered by such person, his/her present and future potential contribution to the Company or to the Affiliated Company by which he/she is employed or engaged, and such other factors as the Board in its discretion shall deem relevant.

5.	Reserved Pool

The Company shall at all times until the expiration or termination of this Plan keep reserved a sufficient number of Shares to meet the requirements of this Plan. Any of such Shares which, as of the expiration or termination of this Plan, remain unissued and not subject to outstanding Awards, shall at such time cease to be reserved for the purposes of this Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, such Award may be returned to the then existing pool of Awards and may again be granted under this Plan. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award (e.g. as part of implementing a “net exercise”) or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan.

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6.	Grant of Awards

6.1	The Awards shall be granted for no consideration.

6.2	Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement.

6.3	Each Grantee shall be required to execute, in addition to the Award Agreement, any and all other documents required by the Company or any Affiliated Company, whether before or after the grant of the Awards (including without limitation any customary documents and undertakings towards a trustee, if any, and/or the tax authorities). Notwithstanding anything to the contrary in this Plan or in any Sub Plan, no Award shall be deemed granted unless all documents required by the Company or any Affiliated Company to be signed by the Grantee prior to or upon the grant of such Award, shall have been duly signed and delivered to the Company or such Affiliated Company.

7.	Options

Award Agreements between the Company and a Grantee will be in such form approved by the Board, which may be a general form or a specific form with respect to a certain Grantee.

Unless otherwise determined by the Board (which determination shall not require shareholder approval, unless so required in order to comply with the provisions of applicable Mandatory Law) and provided accordingly in the applicable Award Agreement, such Award Agreement shall set forth, by appropriate language, the number of Options granted thereunder and the substance of all of the following provisions:

7.1	Exercise Price: The Exercise Price for each Grantee shall be as determined by the Board and specified in the applicable Award Agreement. Without derogating from and in addition to the provisions of Section 17 of the Plan, the Exercise Price shall be denominated in the currency of the primary economic environment of, at the Company’s discretion, either the Company or the Grantee (that is the functional currency of the Company or the currency in which the Grantee is paid).

7.2	Vesting: Unless otherwise determined by the Board with respect to any specific Grantee and/or to any specific grant (which determination shall not require shareholder approval unless so required in order to comply with the provisions of applicable Mandatory Law) and provided accordingly in the applicable Award Agreement, the Options shall vest (become exercisable) according to the following four-year vesting schedule:

Period of Grantee’s Continuous Service from the Start Date:	Portion of Total Number of Options that becomes Vested and Exercisable

Upon the completion of a full twelve (12) months of continuous Service	25%

Upon the lapse of each full additional three (3) months of the Grantee’s continuous Service thereafter, until all the Options are vested (i.e. 100% of the grant will be vested after 4 years)	6.25%

For the purposes hereof, the “Start Date” shall mean the Date of Grant, unless otherwise determined by the Board (which determination shall not require shareholder approval unless so required in order to comply with the provisions of the Companies Law), and provided accordingly in the applicable Award Agreement.

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For the purposes hereof, the term “Service” means a Grantee’s employment or engagement by the Company or an Affiliated Company. Service shall be deemed terminated upon the effective date of the termination of the employment/engagement relationship. A Grantee’s Service shall not be deemed terminated or interrupted solely as a result of a change in the capacity in which the Grantee renders Service to the Company or an Affiliated Company (i.e., as an employee, officer, director, consultant, etc.); nor shall it be deemed terminated or interrupted due solely to a change in the identity of the specific entity (out of the Company and its Affiliated Companies) to which the Grantee renders such Service, provided that there is no actual interruption or termination of the continuous provision by the Grantee of such Service to any of the Company and its Affiliated Companies. Furthermore, a Grantee’s Service with the Company or Affiliated Company shall not be deemed terminated or interrupted as a result of any military leave, sick leave, or other bona fide leave of absence taken by the Grantee and approved by the Company or such Affiliated Company by which the Grantee is employed or engaged, as applicable; provided, however, that if any such leave exceeds ninety (90) days, then on the ninety-first (91st) day of such leave the Grantee’s Service shall be deemed to have terminated unless the Grantee’s right to return to Service with the Company or such Affiliated Company is secured by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or Affiliated Company, as the case may be, or required by Law, time spent in a leave of absence shall not be treated as time spent providing Service for the purposes of calculating accrued vesting rights under the vesting schedule of the options. Without derogating from the aforesaid, the Service of a Grantee to an Affiliated Company shall also be deemed terminated in the event that such Affiliated Company for which the Grantee performs Service ceases to fall within the definition of an “Affiliated Company” under this Plan, effective as of the date said Affiliated Company ceases to be such. In all other cases in which any doubt may arise regarding the termination of a Grantee’s Service or the effective date of such termination, or the implications of absence from Service on vesting, the Board, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination and the implications, if any, on vesting.

The Board shall be entitled, but not obliged, at its sole discretion, to accelerate, in whole or in part, the vesting schedule of any Award, including, without limitation, in connection with a Merger Transaction.

7.3	Expiration Date: Unless expired earlier pursuant to either Section 12 or Section 15 below, unexercised Options shall expire and terminate and become null and void upon the lapse of ten (10) years from the Date of Grant (the “Expiration Date”).

7.4	Exercise Period: Each Option shall be exercisable from the date upon which it becomes vested until the Expiration Date of such Option (the “Exercise Period”).

7.5	Exercise Notice and Payment:

Vested Options may be exercised at one time or from time to time during the Exercise Period, by giving a written notice of exercise (the “Exercise Notice”) to the Company, at their principal offices, or an exercise order submitted via the online service operated and maintained by the Company or its service providers, in accordance with the following terms, or such other procedures as shall be determined from time to time by the Board and notified in writing to the Grantees:

(a)	The Exercise Notice must be signed by the Grantee and must be delivered to the Company, prior to the termination of the Options, by registered mail – return receipt requested, with a copy delivered to the Chief Financial Officer (or such other authorized representative) of the Company or any Affiliated Company with which the Grantee is employed or engaged, if applicable.

(b)	The Exercise Notice will specify the number of vested Options being exercised.

(c)	The Exercise Notice will be accompanied by payment in full of the Exercise Price for the exercised Options. Payment will be made by personal check or cashier’s check payable to the order of the Company, or at the discretion of the Board, payment of such other lawful consideration as the Board may determine (such as, by way of example, cashless exercise as provided in Section 7.5(d) below), provided however, that in case of payment by check, the Options shall not be deemed exercised, and the Company shall not issue the exercised Shares in respect thereof, until the check shall have been fully and irrevocably honored by the bank on which it was drawn.

(d)	If the Company’s shares are listed for trading on any securities exchange or over-the-counter market, and if the Board so determines, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company and/or to the Trustee, as applicable.

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It is hereby clarified that all the Option shall be exercisable to shares in such a way that each Option shall be exercisable to one share subject to the adjustments to be made. Additionally, all the exercised Shares, due to the exercise of options, will be registered in the name of the Nominee Company. In addition, during the lock up period exercised Shares shall be held by a trustee, which shall be appointed by the Company.

The exercised Shares issued due to the exercise of options will be equal in their rights to the rights of the Ordinary Shares of the Company and will entitle their owners to the full dividends or rights. The record date for determining the right to receive such dividends or rights, will be determined by the Board as the exercise date or thereafter.

7.6	Net Exercise:

Notwithstanding the provisions of Section 7.5 above, the Board may determine that in lieu of exercising Options for cash, the Grantee may elect to receive Shares, by providing the Company a written notice of such election, equal to the aggregate value of the Options (or the portion thereof being exercised) against payment of the par value of such exercised Shares, through a mechanism of net exercise of the Options for Shares, whereby Grantee shall be entitled to receive Shares reflecting the benefit component inherent in the Options being exercised using the formula below in consideration of the payment of only the par value of the Shares.

For the avoidance of doubt, it is hereby clarified that, according to this exercise mechanism, the Grantee shall not pay the exercise price used solely for the purpose of calculating the benefit component, the exercise price shall be determined in accordance with the par value of the Shares.

The number of Shares that the Grantee may purchase using this mechanism in consideration of their par value shall be calculated using the following formula:

X =	Y (A - B)
A - N

Where

Y = The number of Vested Options that the Grantee wishes to exercise.

A = The last closing rate of each Share on the exercise date at the principal stock exchange in which the Company’s shares are listed for trading.

B = The adjusted Exercise Price per each option.

N = The par value of one (1) exercised Share.

7.7	Limitation on Exercise of Options on the Determining Day of a Company Event. According to the guidelines of the stock exchange and the Israel Securities Authority, as may be in effect from time to time (to the extent applicable to the Company), no Options may be exercised into Shares on the determining day for the distribution of bonus shares, distribution of dividend, combination of shares, share split or decrease in the number of Shares (each, a “Company Event”) and the exercise date of such Options shall be postponed to the next trade day. In addition, if the X day of a Company Event occurs prior to the determining day of a Company Event, no Options may be exercised into Shares on such X day. The X day shall be determined in accordance with the rules of the stock exchange.

The limitations pursuant to this subsection 7.7 shall be in effect only as long as the Company’s securities are traded on the TASE.

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8.	Restricted Share Units

8.1	The Board may grant Restricted Share Units from time to time at its sole discretion. The Restricted Share Units granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Restricted Share Units granted, the vesting dates, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

8.2	Following vesting of the Restricted Share Units, the Company shall issue Shares within reasonable time in the name of the Grantee, subject to compliance with applicable law and payment of any tax liability associated with such issuance. Unless determined otherwise by the Board and subject to applicable law, the issuance of Shares upon vesting shall be subject to the payment of the par value of the Shares by the Grantee.

9	Performance Based Awards

9.1	Subject to the sole and absolute discretion and determination of the Board, the Board may decide to grant Awards under the Plan, the vesting of which shall be conditional upon the performance of the Company and/or an Affiliated Company and/or a division or other business unit of the Company or of an Affiliated Company and/or upon the performance of the Grantee, over such period and measured against such objective criteria as shall be determined by the Board and detailed in the Award Agreement (“Performance Based Awards”). In granting each Performance Based Awards, the Board shall establish in writing the applicable performance period (“Performance Period”), performance formula (“Performance Formula”) and one or more performance goals which, when measured at the end of the Performance Period, shall determine on the basis of said Performance Formula the extent to which the Performance Based Awards have vested and become exercisable (collectively, the “Performance Conditions”). It is clarified, that Performance Conditions may be determined for an Award either in addition to, or in substitution for, a vesting schedule.

9.2	After a Performance Based Award has been granted, the Board may, in appropriate circumstances and subject to any other approval required in order to comply with Mandatory Law (for example, shareholders’ approval), amend any Performance Condition, at its sole and absolute discretion. Without derogating from the above, if the Board determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliated Company conducts its business, or other events or circumstances render a Performance Condition to be unsuitable, the Board may modify such Performance Condition in whole or in part, as the Board deems appropriate. If a Grantee is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Board may determine that the Performance Condition or Performance Period are no longer appropriate and may: (a) adjust, change or eliminate the Performance Condition or the applicable Performance Period as it deems appropriate to make such conditions and period comparable to the initial conditions and period; or (b) except with respect to 102 Awards, make a cash payment to the Grantee in an amount determined by the Board.

9.3	Performance Conditions shall not be automatically waived merely due to an event of a Merger Transaction or any other adjustment under Section 15 below.

10	Conditions of Issuance

10.1	No Award shall be deemed exercised nor shall any Share be issued thereunder, until the Company has been provided with confirmation by the applicable tax authorities or is otherwise under a tax arrangement, which either: (a) waives or defers the tax withholding obligation with respect to such exercise and issuance; or (b) confirms receipt of the payment of all the tax due with respect to such exercise; or (c) confirms the conclusion of another arrangement with the Grantee regarding the tax amounts, if any, that are to be withheld by the Company or any Affiliated Company under Law with respect to such exercise, and which arrangement is satisfactory to the Company. If such confirmations/exemptions/arrangements are not available under the tax subjections of the Grantee, the Company shall be entitled to require as a condition of issuance that the Grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. A determination of the Company’s counsel that a withholding tax is required in connection with the exercise or settlement of Awards shall be conclusive for the purposes of this requirement condition.

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10.2	Furthermore, notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise or settlement of the Award and the issuance and delivery of the underlying Shares comply with, and do not result in a breach of, all applicable Laws, to the satisfaction of the Company in its sole discretion, and have received, if deemed desirable by the Company, the approval of legal counsel for the Company with respect to such compliance. The Company may further require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with applicable Laws.

11.	Transferability

11.1	The Awards are not publicly traded.

11.2	Other than by will or Laws of descent, neither the Awards nor any of the rights in connection therewith shall be assignable, transferable, made subject to attachment, lien or encumbrance of any kind, and the Grantee shall not grant with respect thereto any power of attorney or transfer deed, whether valid immediately or in the future.

11.3	Following the exercise of Shares by virtue of the vested Awards, the Shares shall be transferable; provided, however, that exercised Shares may be subject to applicable securities regulations, a right of first refusal, one or more repurchase options, market stand-off provisions, lock up periods and such other conditions and restrictions as may be included in the Company’s Articles, any shareholders’ agreement to which the holders of Shares are bound, the Plan, any applicable Sub-Plan, the applicable Award Agreement, and/or any conditions and restrictions included in the Company’s Securities Law Insider Trade Policy, or similar document, if any, all as determined by the Board in its discretion.

The Grantee may transfer or sell only exercised Shares, or any part thereof, to any third party, provided that all of the following conditions have been met prior to such transfer: (a) the transfer is made in accordance with and subject to the provisions of the Company’s Articles; and (b) actual payment of all taxes required to be paid upon such sale and transfer of the exercised Shares has been made to the tax assessor, and the trustee (if applicable) received confirmation from the tax assessor that all taxes required to be paid upon such sale and transfer have been paid.

Any transfer that is not made in accordance with the Plan, any applicable Sub-Plan or the applicable Award Agreement shall be null and void.

11.4	No transfer of an exercised Share or Award by the Grantee by will or by the Laws of descent shall be effective against the Company, unless and until: (a) the Company shall have been furnished with written notice thereof, accompanied by an authenticated copy of probate of a will together with the will or inheritance order and/or such other evidence as the Board may deem necessary to establish the validity of the transfer; and (b) the contemplated transferee(s) shall have confirmed to the Company in writing its acceptance of the terms and conditions of the Plan, any applicable Sub-Plan and Award Agreement, with respect to the exercised Share or Awards being transferred, to the satisfaction of the Board.

12.	Termination of Awards

12.1	Notwithstanding anything to the contrary, any Awards granted in favor of any Grantee but not exercised nor settled by such Grantee within the Exercise Period and in strict accordance with the terms of the Plan, any applicable Sub-Plan and the applicable Award Agreement, shall, upon the lapse of the Exercise Period, immediately expire and terminate and become null and void.

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12.2	Upon the termination of a Grantee’s Service, for any reason whatsoever, any Awards granted in favor of such Grantee which are not vested Awards, shall immediately expire and terminate and become null and void.

12.3	Additionally, in the event of the termination of a Grantee’s Service for Cause all of such Grantee’s vested Awards shall also, upon such termination for Cause, immediately expire and terminate and become null and void; For the purposes hereof the term “Cause” unless otherwise determined by the Board or in the Awards Agreement, shall mean (a) the conviction of the Grantee for any felony involving moral turpitude or affecting the Company or any Affiliated Company; (b) the embezzlement of funds of the Company or any Affiliated Company; (c) any breach of the Grantee’s fiduciary duties or duties of care towards the Company or any Affiliated Company (including without limitation any disclosure of confidential information of the Company or any Affiliated Company or any breach of a non-competition undertaking); (d) any conduct in bad faith reasonably determined by the Board to be materially detrimental to the Company or, with respect to any Affiliated Company, reasonably determined by the Board of Directors of such Affiliated Company to be materially detrimental to either the Company or such Affiliated Company; or (e) any other event classified under any applicable agreement between the Grantee and the Company or the Affiliated Company, as applicable, as a “Cause” for termination or by other language of similar substance.

12.4	Unless otherwise determined by the Board (which determination shall not require shareholder approval, unless so required in order to comply with the provisions of applicable Mandatory Law), following termination of Grantee’s Service other than for Cause, the Expiration Date of such Grantee’s vested Awards shall be deemed the earlier of: (a) the Expiration Date of such vested Awards as was in effect immediately prior to such termination; or (b) three (3) calendar months following the date of such termination or, if such termination is the result of death or disability of the Grantee, twelve (12) calendar months from the date of such termination.

12.5	Notwithstanding anything to the contrary herein, upon the issuance of a court order declaring the bankruptcy of a Grantee, or the appointment of a receiver or a provisional receiver for a Grantee over all of his assets, or any material part thereof, or upon making a general assignment for the benefit of his creditors, any outstanding Awards issued in favor of such Grantee (whether vested or not) shall immediately expire and terminate and become null and void and shall entitle neither the Grantee nor the Grantee’s receiver, successors, creditors or assignees to any right in or towards the Company or any Affiliated Company in connection with the same, and all interests and rights of the Grantee or the Grantee’s receiver, successors, creditors or assignees in and to the same, shall expire.

13.	Rights as Shareholder, Voting Rights, Dividends and Bonus Shares

13.1	It is hereby clarified that a Grantee shall not, by virtue of this Plan, any applicable Sub-Plan or the applicable Award Agreement or any Awards granted to the Grantee, have any of the rights or privileges of a shareholder with respect to the Shares underlying the Awards, until the Awards have been exercised or settled and the exercised Shares issued in the Grantee’s name. In addition, the Grantee shall not be deemed to be a class of shareholders or creditors of the Company for the purpose of all applicable Law, including for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section or in accordance with the Insolvency and Financial Rehabilitation Law, 2018 until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise or settlement of the Awards in accordance with the provisions of the Plan.

13.2	Cash dividends paid or distributed, if any, with respect to the exercised Shares shall be remitted directly to the Grantee who is entitled to the exercised Shares for which the dividends are being paid or distributed, subject to any applicable taxation on such distribution of dividend, and the withholding thereof.

13.3	All bonus shares to be issued by the Company, if any, with regard to the exercised Shares held by a trustee, if any, shall be registered in the name of such trustee and all provisions applying to such exercised Shares, shall apply to the bonus shares issued by virtue thereof, mutatis mutandis.

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14.	Liquidation

In the event that the Company is liquidated or dissolved while unexercised or unsettled Awards remain outstanding under the Plan, then all or part of such outstanding Awards may be exercised or settled in full by the Grantees as of immediately prior to the effective date of such liquidation or dissolution of the Company, without regard to the vesting terms thereof.

15.	Adjustments

15.1	If the outstanding Shares shall at any time be changed or exchanged, following grant of Awards and prior to their exercise, as a result of share split, reverse share split, combination or reclassification of the Shares, then the number of shares issuable upon the exercise of any outstanding Awards and the Exercise Price, shall be appropriately and equitably adjusted in order to proportionally maintain the number of Shares and their cumulative Exercise Price, in accordance with applicable Law, all as determined by the Board; such decision shall be final.

In the event that the Company shall distribute bonus shares to its holders of Ordinary Shares following grant of Awards and prior to their exercise or prior to the date in which the right to exercise the Awards has elapsed, the number of shares issuable upon the exercise of any outstanding Awards at the time of the distribution of the bonus shares, shall be adjusted, such that the number of shares issuable upon the exercise of the Awards shall increase by the number of bonus shares that the Grantee would have been entitled to receive if at the time of such distribution the Grantee has already exercised its Awards (whether such Awards vested or not), and such bonus shares distribution shall be made in accordance with applicable Law.

15.2	In the event the Company shall distribute a cash, in kind, or similar dividend with respect to all of its issued and outstanding ordinary shares, and the record date for determining the right to receive such dividends (in this Sub-Section 15.2 - the “Record Date”) is before the end of the Exercise Period and the expiration of the Grantee’s right to exercise such Options, then the Exercise Price payable upon exercise of each outstanding Option shall be adjusted and reduced by the amount of such dividend payment per Share, and such dividend adjustment shall made be in accordance with applicable Law. With respect to Restricted Share Units - the above adjustment shall not apply.

15.3	In the event that the Company shall offer to its shareholders rights to purchase any securities, by the method of rights offering, the effective date for such allocation will be set prior to the exercise or prior to the date in which the right to exercise the options has elapsed (the “Effective Date”). The number of shares issuable upon the exercise of Options, shall be adjusted according to the benefit component of the rights, if any, as it is expressed in the ratio between the closing rate of an ordinary share one day prior to the Effective Date and the closing rate and the base rate of an ordinary share, all as recorded by the TASE, in accordance with applicable Law.

All provisions applying to the Exercised Shares shall apply to all Shares received as a result of an adjustment as described above.

15.4	Notwithstanding anything to the contrary contained in this Plan, in the event of a merger of the Company with or into another corporation which the Company is not the surviving entity, or the sale of all or substantially all the assets or the shares of the Company other than to a wholly-owned subsidiary of the parent company or other than in the framework of a corporate reorganization (such merger or sale: a “Merger Transaction”), the surviving or the acquiring entity, as the case may be, or its respective parent company or subsidiary (the “Successor Entity”) may either assume the Company’s rights and obligations under outstanding Awards or substitute the outstanding Awards, as follows:

(a)	For purposes of this Section 15.4, the outstanding Awards shall be deemed assumed or substituted by the Successor Entity if, following the consummation of the Merger Transaction, the outstanding Awards confer the right to receive, for each share underlying any outstanding Award immediately prior to the consummation of the Merger Transaction, the same consideration (whether shares, cash or other securities or property) to which an existing holder of a Share on the effective date of consummation of the Merger Transaction was entitled; provided, however, that if the consideration to which such existing holder is entitled comprises consideration other than or in addition to securities of the Successor Entity, then the Board may determine, with the consent of the Successor Entity, that the consideration to be received by the Grantees for their outstanding Awards will comprise solely securities of the Successor Entity equal in their market value to the per share consideration received by the holders of Shares in the Merger Transaction.

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(b)	In the event that the Successor Entity neither assumes nor substitutes all of the outstanding Awards of a Grantee, then such Grantee shall have a period of fifteen (15) days (or if so decided by the Board, such longer period as the Board may determine in its sole discretion) from the date designated by the Company in a written notice given to the Grantee (such date to be no earlier than the date upon which said notice is delivered to the Grantee) to exercise his or her Vested Awards.

(c)	All Awards, whether vested or not, which are neither assumed or substituted by the Successor Entity, nor exercised by the end of the said fifteen-day period, shall expire effective as of the date of the consummation of the Merger Transaction, whereupon they shall become null and void and shall no longer entitle the Grantee to any right in or towards the Company or the Successor Entity.

16.	Cessation of Public Trade of the Company’s Shares

It is clarified that under certain circumstances, the Company may cease to exist as a public company and the Grantee is not relying on the fact that the Company is currently publicly traded.

In the event that the Company shall resolve to cancel the listing of its shares for trade or in the event that the Company’s securities shall no longer be publicly traded, for any reason whatsoever, including in the event of a full purchase offer, the Board may determine, at its sole discretion, the method in which the Company shall engage with respect to unvested Awards, including an acceleration of the vesting schedule of such Awards. Additionally, the Board shall be entitled to determine, at its sole discretion, the rights lying under the vested Awards.

It is clarified that in any event, the Company shall not indemnify and shall not be required to indemnify the Grantees with respect to the results of the above actions, even if such action shall result in a change in the Awards’ original tax track, including an increase of the Grantee’s tax liability with respect to the Awards.

17.	No Interference

Neither the Plan nor any applicable Sub-Plan or Award Agreement shall affect, in any way, the rights or powers of the Company or its shareholders to make or to authorize any sale, transfer or change whatsoever in all or any part of the Company’s assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or business, in accordance with applicable Law; any merger or consolidation of the Company; any issue of bonds, debentures, shares (including preferred or prior preference shares ahead of or affecting the existing shares of the Company including the shares into which the Options granted hereunder are exercisable or the Exercised Shares or the rights thereof, etc.); or the dissolution or liquidation of the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including without limitation, any right of compensation for any dilution resulting from any issuance of any shares or of any other securities in the Company to any person or entity whatsoever.

18.	No Employment/Engagement/Continuance of Service Obligations

Nothing in the Plan, in any applicable Sub-Plan or Award Agreements, or in any Award granted hereunder shall be construed as guaranteeing the Grantee’s continuous employment, engagement or service with the Company or any Affiliated Company, and no obligation of the Company or any Affiliated Company as to the length of the Grantee’s employment, engagement or service shall be implied by the same. The Company and its Affiliated Companies reserve the right to terminate the employment, engagement or service of any Grantee pursuant to such Grantee’s terms of employment, engagement or service and any Law.

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19.	No Representation

The Company does not and shall not, through this Plan, any applicable Sub-Plan or the applicable Award Agreement, make any representation towards any Grantee with respect to the Company, its business, its value or either its shares in general or the exercised Shares in particular.

Each Grantee, upon entering into the applicable Award Agreement, shall represent and warrant toward the Company that his/her consent to the grant of the Awards issued in his/her favor and the exercise or settlement thereof, neither is nor shall be made, in any respect, upon the basis of any representation or warranty made by the Company or by any of its directors, officers, shareholders or employees, and is and shall be made based only upon his/her examination and expectations of the Company, on an “as is” basis. Each Grantee shall waive any claim whatsoever of “non-conformity” of any kind, and any other cause of action or claim of any kind with respect to the Awards and/or their underlying Shares.

20.	Tax Consequences

20.1

Any and all tax and/or other mandatory payment consequences arising from the grant or exercise or settlement of any Award, the payment for or the transfer of the exercised Shares to the Grantee, or the sale of the exercised Shares by the Grantee, or from any other event or act in connection therewith (including without limitation, in the event that the Awards do not qualify under the tax classification/tax track in which they were intended) (whether of the Company, any Affiliated Company, a trustee, if applicable, or the Grantee), shall be borne solely by the Grantee.

20.2	The Company, any Affiliated Company and a trustee, if applicable, may each withhold (including at source), deduct and/or set-off, from any payment made to the Grantee, the amount of the tax and/or other mandatory payment the withholding of which is required with respect to the Awards and/or the exercised Shares under any applicable Law. The Company or an Affiliated Company may require the Grantee, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company, Affiliated Company or a trustee, if applicable, arising in connection with the Awards or the exercised Shares. Without derogating from the aforesaid, each Grantee shall provide the Company and/or any applicable Affiliated Company with any executed documents, certificates and/or forms that may be required from time to time by the Company or such Affiliated Company in order to determine and/or establish the tax liability of such Grantee.

20.3	Furthermore, each Grantee shall indemnify the Company, any applicable Affiliated Company and a trustee, if applicable, or any one thereof, and hold them harmless from and against any and all liability in relation with any such tax and/or other mandatory payments or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax and/or other mandatory payments from any payment made to the Grantee.

21.	Non-Exclusivity of the Plan

The adoption by the Board of this Plan and any Sub-Plans shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation the grant of awards for shares in the Company otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

22.	Currency Exchange Rates

Except as otherwise determined by the Board, all monetary values with respect to Awards granted pursuant to this Plan, including without limitation the Fair Market Value and the Exercise Price of each Award, shall be stated in United States Dollars. In the event that the Exercise Price is in fact to be paid in New Israeli Shekels, the conversion rate shall be the last known representative rate of the US Dollar to the New Israeli Shekels on the date of payment.

23	Governing Law and Jurisdiction

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

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ANNEX A

Capitalized Terms used in the Zooz Strategy Ltd. Incentive Compensation Plan, shall have the meanings set forth below:

1.1	“Affiliated Company” – means any present or future entity (a) which holds a controlling interest in the Company; (b) in which the Company holds a controlling interest; (c) in which a controlling interest is held by another entity, who also holds a controlling interest in the Company; or (d) which has been designated an “Affiliated Company” by resolution of the Board.

1.2	“Award” – means an Option, a Restricted Share Unit and/or any other Share-based award and/or other right or benefit, granted to a Grantee under the Plan, including any equity related award that is a Performance Based Award.

1.3	“Award Agreement” – means a written agreement between the Company and the Grantee, which shall set forth the terms and conditions with respect to the Awards.

1.4	“Board” – means the Board of Directors of the Company.

1.5	“Cause” – as defined in Section 12.3 of the Plan.

1.6	“Company” – Zooz Strategy Ltd. (formerly named Chakratec Ltd. and thereafter ZOOZ Power Ltd.)

1.7	“Companies Law” – the State of Israel’s Companies Law, 5759 – 1999, as amended from time to time, and the rules and regulations promulgated thereunder.

1.8	“Date of Grant” – the date determined by the Board to be the effective date of the grant of Awards to a Grantee and as set forth in the Awards Agreement, or, if the Board has not determined such effective date, the date of the resolution of the Board approving the grant of such Awards.

1.9	“Exercise Notice” – as defined in Section 7.5 of the Plan.

1.10	“Exercise Period” – as defined in Section 7.4 of the Plan.

1.11	“Exercise Price” – the price to be paid for the exercise of each Award.

1.12	“Expiration Date” - with respect to an Option, as defined in Section 7.3 of the Plan; with respect to a Restricted Share Unit, the time on which such Restricted Share Unit expires in accordance with Sections 12 and 15 of the Plan.

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1.13	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market System or the NASDAQ SmallCap Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable; Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance with respect to 102 Trustee Awards, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the fair market value of a Share at the Date of Grant shall be determined in accordance with the average closing price of the Company’s shares during the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be; or

(ii)	If the Shares are regularly quoted by one or more recognized securities dealers, but selling prices are not reported, the Fair Market Value shall be the mean between the highest bid and lowest asked prices for the Shares on the last market trading day prior to the day of determination; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

1.14	“Grantee” – a person or entity to whom Awards are granted.

1.15	“Law” – federal, state and/or foreign, laws, rules and/or regulations and/or rules, regulations, guidelines and/or requirements of any relevant securities and exchange and/or tax commission and/or authority and/or any relevant stock exchange or quotations systems.

1.16	“Mandatory Law” – provisions of Law which may not be contrarily addressed or regulated by the determination and/or consent of the Company and/or other parties.

1.17	“Merger Transaction” - as defined in Section 15.4 of the Plan.

1.18	“Option(s)” - an option(s) granted within the framework of this Plan, each of which imparts the right to purchase one Share.

1.19	“Option Agreement” – with respect to any Grantee – a written option agreement or written instrument, executed by and between the Company and the Grantee, which shall set forth the terms and conditions with respect to the Options.

1.20	“Plan” - this Company’s Incentive Compensation Plan, as may be amended from time to time as set forth herein.

1.21	“Restricted Share Unit(s)” - means a contingent right to be issued one Share upon the applicable vesting date, subject to the provisions of this Plan and the applicable Award Agreement

1.22	“Service” – as defined in Section 7.2 of the Plan.

1.23	“Share(s)” – Ordinary Share(s) of the Company, to which, subject to the provisions herein, are attached the rights specified in the Company’s Articles, as may be amended from time to time.

1.24	“Start Date” – as defined in Section 7.2 of the Plan.

1.25	“Sub-Plan” - any supplements or sub-plans to the Plan adopted by the Board, applicable to Grantees employed in a certain country or region or subject to the laws of a certain country or region, as deemed by the Board to be necessary or desirable to comply with the laws of such region or country, or to accommodate the tax policy or custom thereof, which, if and to the extent applicable to any particular Grantee, shall constitute an integral part of the Plan.

1.26	“TASE” – Tel-Aviv Stock Exchange Ltd.

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ZOOZ STRATEGY LTD.

INCENTIVE COMPENSATION PLAN

Sub-Plan for Grantees Subject to Israeli Taxation

This Sub-Plan (“Sub-Plan”) to the Zooz Strategy Ltd. Incentive Compensation Plan (the “Plan”) is an integral part of the Plan.

1.	Definitions

As used herein, the following terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary. Any capitalized term used herein which is not specifically defined in this Sub-Plan shall have the meaning set forth in the Plan.

1.1	“Affiliated Company” – for purposes of eligibility under the Sub-Plan shall have the meaning of the term in the Plan, provided however that any affiliated entity shall be an “employing company” within the meaning of such term in Section 102 of the Ordinance.

1.2	“Election” – the election by the Company, with respect to grant of 102 Trustee Awards, of either one of the following tax tracks – “Capital Gains Tax Track” or “Ordinary Income Tax Track”, as provided in and in accordance with the Section 102.

1.3	“Fair Market Value” – solely for the purposes of 102 Trustee Awards, if and to the extent Section 102 prescribes a specific mechanism for determining the Fair Market Value of the Exercised Shares, then notwithstanding the definition in the Plan, the Fair Market Value of 102 Trustee Awards shall be as prescribed in Section 102, if applicable.

1.4	“102 Non-Trustee Awards” – an Award granted not through a Trustee in accordance with and pursuant to Section 102.

1.5	“3(i) Award” – an Award granted pursuant to Section 3(i) of the Ordinance.

1.6	“Ordinance” – the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder, including without limitation, the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003, as are in effect from time to time, and any similar successor rules and regulations.

1.7	“Section 102” – Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.8	“Trustee” – the trustee designated or replaced by the Company and/or applicable Affiliated Company for the purposes of the Plan and approved by the Israeli Tax Authorities all in accordance with the provisions of Section 102.

1.9	“102 Trustee Award” – an Award granted through a Trustee in accordance with and pursuant to Section 102.

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1.10	“102 Capital Gains Track” – means the tax alternative set forth in Section 102(b)(2) of the Ordinance pursuant to which income resulting from the sale of common shares derived from 102 Trustee Awards is taxed as a capital gain.

1.11	“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the Ordinance pursuant to which income resulting from the sale of common shares derived from 102 Trustee Awards is taxed as ordinary income.

1.12	“Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

1.13	“ITA” means the Israeli Tax Authority.

1.14	“Rules” means the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003.

1.15	“Trust Agreement” agreement entered into between the Company and the Trustee with respect to the grant of Awards.

1.16	“Eligible 102 Grantees” means employees or officers of the company which are not classified as Controlling Shareholders, before the allocation of the Awards and/or after such allocation.

2.	General

2.1	The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards granted to Grantees, the grant of Awards to whom (or the exercise/settlement or transfer thereof by whom) are subject to taxation by the Israeli Income Tax (“Israeli Grantees”), in order that such Awards may comply with the requirements of Israeli law, including, if applicable, Section 102.

2.2	The Plan and this Sub-Plan are complementary to each other and shall be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall prevail with respect to Awards granted to Israeli Grantees.

2.3	Awards may be granted under this Sub-Plan in one of the following tax tracks, at the Company’s discretion and subject to applicable restrictions or limitations as provided in applicable law including without limitation any applicable restrictions and limitations in Section 102 regarding the eligibility of Israeli Grantees to each of the following tax tracks, based on their capacity and relationship towards the Company:

2.3.1	102 Trustee Award – an Award granted through a Trustee in accordance with and pursuant to Section 102 in one of the following tax tracks: (i) the tax alternative set forth in Section 102(b)(2)/(3) of the Ordinance pursuant to which income resulting from the sale or transfer from the Trustee of Shares derived from 102 Trustee Awards is intended to be taxed as a capital gain, subject to meeting the required conditions thereunder (“102 Capital Gains Track”) or (ii) the tax alternative set forth in Section 102(b)(1) of the Ordinance pursuant to which income resulting from the sale or transfer from the Trustee of Shares derived from 102 Trustee Awards is taxed as ordinary income (“102 Ordinary Income Track”); or

2.3.2	102 Non-Trustee Award – an Awards granted not through a Trustee in accordance with and pursuant to Section 102; or

2.3.3	3(i) Award – an Award granted pursuant to Section 3(i) of the Ordinance.

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3.	ADMINISTRATION

Without derogating from the powers and authorities of the Board detailed in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with applicable Mandatory Law, to administer this Sub-Plan and to take all actions related hereto and to such administration, including without limitation the performance, from time to time and at any time, of any and all of the following: (a) the determination of the specific tax track (as described in Section 2.3 above) in which the Awards are to be issued; (b) the election by the Company, with respect to grant of 102 Trustee Awards, of either one of the following tax tracks – “Capital Gains Tax Track” or “Ordinary Income Tax Track”, as provided in and in accordance with Section 102 (the “Election”); (c) the appointment of the Trustee; and (d) the adoption of forms of Award Agreements to be applied with respect to Israeli Grantees (the “Award Agreement”), incorporating and reflecting, inter alia, relevant provisions regarding the grant of Awards in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Award Agreements.

4.	SECTION 102 ELECTION

4.1	102 Trustee Awards shall be granted pursuant to either (a) Section 102(b)(2)/(3) of the Ordinance as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the Ordinance as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the Israeli Tax Authority (the “ITA”) and shall be subject to Section 5.1 below. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting 102 Non-Trustee Awards to Eligible 102 Grantees at any time.

4.2	Eligible 102 Grantees may receive only 102 Trustee Awards or 102 Non-Trustee Awards under this Sub-Plan. Grantees who are not Eligible 102 Grantees-may be granted only 3(i) Awards under this Sub-Plan.

4.3	The Award Agreement shall indicate whether the grant is a 102 Trustee Award, a 102 Non Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4.4	The Election by the Company of the type of tax track of a certain Award shall apply to any rights attached to such Award and any rights allocated or received by such Grantee deriving from such Award (including bonus shares).

5.	102 TRUSTEE AWARDS

5.1	Grant in the Name of Trustee. Notwithstanding anything to the contrary in the Plan, 102 Trustee Awards granted hereunder shall be granted to, and the Shares issued pursuant thereto and all rights attached thereto (including bonus shares), issued to, the Trustee, and all such Awards and Shares shall be registered in the name of the Trustee, who shall hold them in trust (or be subject to a supervisory trustee arrangement if approved by the ITA) until such time as they are released by the transfer or sale thereof by the Trustee. In case the requirements of Section 102 for 102 Trustee Awards are not met, then the 102 Trustee Awards may be regarded as 102 Non-Trustee Award, all in accordance with the provisions of Section 102. Notwithstanding anything to the contrary in the Plan, the Date of Grant of a 102 Trustee Award shall be the date determined by the Board to be the effective date of the grant of the 102 Trustee Options to an Israeli Grantee, or, if the Board has not determined such effective date, the date of the resolution of the Board approving the grant of such Awards, which in the case of 102 Trustee Awards shall not be before the lapse of 30 days (or such other period which may be determined by the Ordinance from time to time) from the date upon which the Plan is first submitted to the ITA.

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5.2	Exercise of Vested Options. Unless other procedures shall be determined from time to time by the Board and notified to the Israeli Grantees, the mechanism of exercising vested Options, which are qualified as 102 Trustee Awards, shall be in accordance with the provisions of the Plan, except that any notice of exercise of such Options (to the extent applicable) shall be made in such form and method in compliance with the provisions of Section 102 and shall also be delivered in copy to the authorized representative of the Affiliated Company with which the Israeli Grantee is employed and/or engaged, if applicable, and to the Trustee. Notwithstanding anything to the contrary in the Plan, including without limitation Sections 7.5 and 7.6 thereof, payment upon exercise or purchase of Awards granted under the 102 Capital Gains Track, may only be paid by cash or check, and not by reduction of Shares pursuant to a cashless exercise or net exercise arrangement or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA (as applicable).

5.3	Restrictions on Transfer:

5.3.1	102 Trustee Awards and the Shares issued pursuant to the exercise or settlement thereof, and all rights attached thereto (including bonus shares), shall be held by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA) for such period of time as required by the provisions of Section 102 applicable to Awards granted through a Trustee in the applicable tax track, as per the Election (the “Holding Period”).

5.3.2	Subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, the Israeli Grantee shall provide the Company and the Trustee with a written undertaking and confirmation under which the Israeli Grantee confirms that he/she is aware of the provisions of Section 102 and the elected tax track and agrees to the provisions of the trust agreement between the Company and the Trustee, and undertakes not to release, by sale or transfer, the 102 Trustee Awards, and the Shares issued pursuant to the exercise or settlement thereof, and all rights attached thereto (including bonus shares) prior to the lapse of the Holding Period. The Israeli Grantee shall not be entitled to sell or release from trust (or a supervisory trustee arrangement if approved by the ITA) the 102 Trustee Awards, nor the Shares issued pursuant to the exercise or settlement thereof, nor any right attached thereto (including bonus shares), nor to request the transfer or sale of any of the same to any third party, before the lapse of the Holding Period. Notwithstanding the above, if any such sale or transfer occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Grantee.

5.3.3	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable law, the Trustee shall not release, by sale or transfer, the Shares issued pursuant to the exercise or settlement of the 102 Trustee Awards, and all rights attached thereto (including bonus shares) to the Israeli Grantee, or to any third party to whom the Israeli Grantee wishes to sell the Shares (unless the contemplated transfer is by will or laws of descent) unless and until the Trustee has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company and the Trustee. For the removal of doubt, it is clarified that the Trustee may release by sale or transfer to a third party only Shares (and not Awards).

5.3.4	After termination of the Holding Period, the Trustee may release such Awards and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Grantee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or the Affiliated Company withholds any applicable tax due pursuant to the Ordinance. The Trustee shall not release any 102 Trustee Awards or Shares issued pursuant to the exercise or settlement thereof prior to the full payment of the Eligible 102 Grantee’s tax liabilities arising from the grant, exercise/settlement or vesting of the Awards.

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5.4	Without derogating from the provisions of the Plan, it is hereby further clarified that with respect to Shares issued pursuant to the exercise or settlement of 102 Trustee Awards, as long as they are registered in the name of the Trustee, the Trustee shall be the registered owner of such shares and dividends shall be distributed to the Trustee who shall transfer such amounts to the Israeli Grantees following tax withholding. Notwithstanding, the Trustee shall not exercise the voting rights conferred by such Shares in any way whatsoever, and shall not issue a proxy to any person or entity to vote such shares (other than to the applicable Israeli Grantee, subject to and in accordance with the provisions of Section 102).

5.5	All bonus shares to be issued by the Company, if any, with regard to Shares issued pursuant to the exercise or settlement of 102 Trustee Awards, while held by the Trustee, shall be registered in the name of the Trustee; and all provisions applying to such Shares shall apply to bonus shares issued by virtue thereof, if any, mutatis mutandis. Said bonus shares shall be subject to the Holding Period of the Shares by virtue of which they were issued and shall be in accordance with applicable Law.

5.6	To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, repurchase rights/call options with regard to Awards granted under the 102 Capital Gains Track shall be subject to the approval of the ITA and any terms and conditions of such approval (as applicable); (ii) notwithstanding anything to the contrary in the Plan, Performance Based Awards granted under the 102 Capital Gains Track must include objective milestones as the Performance Conditions and must clearly define the maximum number of Shares to be issued upon vesting of the Awards (iii) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

5.7	The Company shall be under no duty to ensure, and no representation or commitment is made, that any of the Awards qualifies or will qualify under any particular tax treatment (such as Section 102), nor shall the Company be required to take any action for the qualification of any of the Awards under such tax treatment. The Company shall have no liability of any kind or nature in the event that, for any reason whatsoever, the Awards do not qualify for any particular tax treatment.

5.8	The Grantee shall comply with all terms and conditions set forth in Section 102 with regard to the applicable tax track and the rules and regulations promulgated thereunder, as amended from time to time;

5.9	The Grantee is familiar with, and understand the provisions of Section 102 in general, and the tax arrangement under the applicable tax track in particular, and its tax consequences; the Grantee agrees that the Awards and any shares that may be issued upon exercise of the Awards (or otherwise in relation to the Awards), will be held by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA) for at least the duration of the Holding Period. The Grantee understands that any release of such Awards or shares from trust (or a supervisory trustee arrangement if approved by the ITA), or any sale of the share prior to the termination of the Holding Period, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

5.10	Without derogating from the definition of “Fair Market Value” under the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance with respect to 102 Trustee Awards, if on the Date of Grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the Date of Grant, the fair market value of the Shares at the Date of Grant shall be determined in accordance with the average closing price of the Company’s Shares during the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

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6.	102 NON-TRUSTEE AWARDS

6.1	102 Non-Trustee Awards granted hereunder shall be granted to, and the Shares issued pursuant to the exercise or settlement thereof, issued to, the Israeli Grantee.

6.2	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable Law, the Shares issued pursuant to the exercise or settlement of the 102 Non-Trustee Awards, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

6.3	An Israeli Grantee to whom 102 Non-Trustee Awards are granted must provide, upon termination of his/her employment, a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her Shares to be issued upon the exercise or settlement of his/her outstanding 102 Non-Trustee Awards, all in accordance with the provisions of Section 102.

7.	3(I) AWARDS

7.1	3(i) Awards granted hereunder shall be granted to, and the Shares issued pursuant thereto issued to, the Israeli Grantee.

7.2

Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable Law, the Shares issued pursuant to the exercise or settlement of the 3(i) Awards, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (i) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (ii) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

7.3	The Company may require, as a condition to the grant of the 3(i) Awards, that an Israeli Grantee to whom 3(i) Awards are to be granted, provide a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her Shares to be issued upon the exercise or settlement of his/her outstanding 3(i) Awards.

8.	TAX CONSEQUENCES

8.1	Without derogating from and in addition to any provisions of the Plan, any and all tax and/or other mandatory payment consequences arising from the grant or exercise/settlement of Awards, the payment for or the transfer or sale of Shares, or from any other event or act in connection therewith (including without limitation, in the event that the Awards do not qualify under the tax classification/tax track in which they were intended) whether of the Company, an Affiliated Company, the Trustee or the Israeli Grantee, including without limitation any non-compliance of the Israeli Grantee with the provisions hereof, shall be borne solely by the Israeli Grantee. The Company, any applicable Affiliated Company, and the Trustee, may each withhold (including at source), deduct and/or set-off, from any payment made to the Israeli Grantee, the amount of the taxes and/or other mandatory payments of which is required with respect to the Awards and/or Shares. Furthermore, each Israeli Grantee shall indemnify the Company, the applicable Affiliated Company and the Trustee, or any one thereof, and to hold them harmless from any and all liability for any such tax and/or other mandatory payments or interest or penalty thereupon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax and/or other mandatory payments from any payment made to the Israeli Grantee.

8.2	Without derogating from the aforesaid, each Israeli Grantee shall provide the Company, any applicable Affiliated Company and the Trustee, with any executed documents, certificates and/or forms that may be required from time to time by the Company, such Affiliated Company or the Trustee, in order to determine and/or establish the tax liability of such Israeli Grantee.

8.3	Without derogating from the foregoing, it is hereby clarified that the Israeli Grantee shall bear and be liable for all tax and other consequences in the event that his/her 102 Trustee Awards and/or the Shares issued pursuant to the exercise/settlement thereof are not held for the entire Holding Period, all as provided in Section 102.

8.4	The Company and/or when applicable the Trustee shall not be required to release any share certificate to an Israeli Grantee until all required payments have been fully made.

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9.	Currency Exchange Rates

Except as otherwise determined by the Board, all monetary values with respect to Awards granted pursuant to this Sub-Plan, including without limitation the Fair Market Value and the Exercise Price of each Award, shall be stated in United States Dollars. In the event that the Exercise Price is in fact to be paid in New Israeli Shekels, at the sole discretion of the Board, the conversion rate shall be the last known representative rate of the U.S. Dollars to the New Israeli Shekels on the date of payment.

10.	SUBORDINATION TO THE ORDINANCE

10.1	It is clarified that the grant of the 102 Trustee Awards hereunder is subject to the approval by the ITA of the Plan, this Sub-Plan and the Trustee, in accordance with Section 102.

10.2	Any provisions of Section 102 or Section 3(i) of the Ordinance and/or any of the rules or regulations promulgated thereunder, which is not expressly specified in the Plan or in the applicable Award Agreement, including without limitation any such provision which is necessary in order to receive and/or to keep any tax benefit, shall be deemed incorporated into this Sub-Plan and binding upon the Company, and applicable Affiliated Company and the Israeli Grantee.

10.3	With regards to 102 Trustee Award, the provisions of the Plan and/or this Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the ITA’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of this Sub-Plan and of the Award Agreement.

10.4	The Awards, the Plan, this Sub-Plan and any applicable Award Agreements are subject to the applicable provisions of the Ordinance, which shall be deemed an integral part of each, and which shall prevail over any term that is inconsistent therewith.

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ZOOZ STRATEGY LTD.

INCENTIVE COMPENSATION PLAN

United States Sub-Plan for Grantees

This Sub-Plan (“Sub-Plan”) to the Zooz Strategy Ltd. Incentive Compensation Plan (the “Plan”) is an integral part of the Plan.

1.	DEFINITIONS

For purposes of this Sub-Plan and any Award Agreement issued hereunder, the following definitions shall apply:

(a)	“Code” shall mean the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

(b)	“Employee” shall mean any individual who is an employee of the Company, a Parent or a Subsidiary.

(c)	“Fair Market Value” means, as of any date, the meaning assigned to such term in the Plan; provided that the Board shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Sections 409A and 422.

(d)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(e)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(f)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(g)	“Plan” shall mean the Zooz Strategy Ltd. Incentive Compensation Plan.

(h)	“Sub-Plan” shall mean this United States Sub-Plan to the Plan, as may be amended from time to time.

(i)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(j)	“Ten Percent Shareholder” shall mean a person who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company.

(k)	“U.S. Tax Regulations” shall mean any U.S. Treasury Regulation promulgated pursuant to an applicable provision of the Code.

Any capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.	GENERAL

2.1.	The persons eligible for participation in this Sub-Plan are employees, officers, directors, consultants and other service providers of the Company or any Affiliated Company and former employees, officers, directors, consultants, and other service providers who were promised awards, as specified in Section 4 of the Plan, provided that this Sub-Plan shall apply only to Grantees who are residents of the United States or those who are deemed to be residents of the United States for purposes of the payment of tax (“U.S. Grantees”) and further provided that each such individual is eligible to receive Awards under Instruction A.1.(a) of Form S-8 under the U.S. Securities Act of 1933, as amended. The provisions specified hereunder shall form an integral part of the Plan.

2.2.

This Sub-Plan is to be read as a continuation of the Plan and applies only to Awards granted to U.S. Grantees, in order for such Awards to comply with the requirements of U.S. law, and with respect to Incentive Stock Options, with the applicable provisions of the Code. For the avoidance of doubt, this Sub-Plan shall not supplement or modify the Plan with respect to Awards granted to any Grantee who is not a U.S. Grantee.

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2.3.	With respect to any Awards granted to a U.S. Grantee, in the event of a conflict between any term or provision contained in this Sub-Plan and a term or provision of the Plan, the applicable terms and provisions of this Sub-Plan shall govern and prevail.

2.4.	Subject to adjustment in accordance with Section 15 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under this Sub-Plan shall be 1,566,222 (the “Share Limit”). All such shares included in the Share Limit may be issued as Incentive Stock Options.

3.	ADMINISTRATION

Without derogating from the powers and authorities of the Board detailed in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with any applicable law (including, without limitation, Section 422 of the Code with respect to Awards intended to be Incentive Stock Options), to administer this Sub-Plan and to take all actions related hereto and to such administration; and the adoption of forms of Award Agreements to be applied with respect to U.S. Grantees, incorporating and reflecting, inter alia, relevant provisions regarding the grant of Awards in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Awards Agreements.

4.	ISSUANCE OF OPTIONS; ELIGIBILITY

4.1.	The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the Exercise Price, shall be as specified in the Award Agreement to be executed and delivered pursuant to the Plan and this Sub-Plan.

4.2.	The Board may grant Options under the Plan and this Sub-Plan that are intended to be Incentive Stock Options. Such Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor section thereto).

4.3.	No Incentive Stock Option may be granted to any Ten Percent Shareholder, unless (i) the Exercise Price for such Incentive Stock Option is at least 110% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option terminates is a date not later than the day preceding the fifth anniversary of the date on which the Incentive Stock Option is granted.

4.4.	Any U.S. Grantee who disposes of Shares acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such Shares to the U.S. Grantee, shall notify the Company of such disposition and of the amount realized upon such disposition.

4.5.	All Options granted to any U.S. Grantee under the Plan and this Sub-Plan are intended to be Nonstatutory Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or portion thereof) shall not qualify as an Incentive Stock Option (including without limitation by virtue of Section 5.2 of this Sub-Plan), then, to the extent of such disqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan and this Sub-Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s and this Sub-Plan’s requirements relating to Nonstatutory Stock Options.

4.6.	In no event shall any member of the Board, the Company or any Affiliate (or their respective employees, officers or directors) have any liability to any Grantee (or any other person) due to the failure of an Option, which is intended to be an Incentive Stock Option, to qualify for any reason as an Incentive Stock Option.

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4.7.	Incentive Stock Options may only be granted to Employees of the Company, its Parent or any Subsidiary. Nonstatutory Stock Options may be granted to Employees or other service providers of the Company or any Affiliate who are eligible to receive awards under the Plan.

4.8.	No bonus shares may be issued to U.S. Grantees. Further, Sections 15.2 and 15.3 of the Plan shall not apply to U.S. Grantees.

5.	EXERCISE OF OPTIONS

5.1.	Each Option shall be exercisable after the Option becomes a vested Option, subject to the provisions of the Plan and this Sub-Plan; provided, however, that no Option shall be exercisable after the earlier of: (i) the Expiration Date set forth in the Award Agreement under which the Option was granted; (ii) in the event of the grant of Incentive Stock Options, the expiration of ten (10) years from the date of grant; (iii) in the event of the grant of Incentive Stock Options to Ten Percent Shareholders, the expiration of five (5) years from the date of grant; or (iv) as otherwise provided by the Plan or this Sub-Plan.

5.2.	To the extent the aggregate Fair Market Value (determined at the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Grantee during any calendar year under all equity plans of the Company and any Affiliate exceeds USD100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.	EXERCISE PRICE

6.1.	In the case of an Incentive Stock Option, the Exercise Price shall be determined subject to the following:

(i)	in case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(ii)	in case of an Incentive Stock Option granted to any U.S. Grantee who is not a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per share on the date of grant.

6.2.	In the case of a Nonstatutory Stock Option, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant and shall be subject to such terms and conditions as required under Section 409A of the Code and the applicable U.S. Tax Regulations and any applicable guidance thereunder in order to exempt such Option (to the maximum extent possible) from the requirements of Section 409A of the Code.

7.	RESTRICTED SHARE UNITS

The conditions and dates upon which Restricted Share Units and other equity-based and Share-based awards become vested and nonforfeitable and upon which the Shares underlying the Restricted Share Units and other equity-based and Share-based awards may be issued, in all cases, will be subject to compliance with Section 409A of the Code.

8.	ADJUSTMENTS

Notwithstanding anything contained in Section 15 of the Plan, any changes or amendments to Incentive Stock Options pursuant to Section 15 of the Plan shall, unless the Company determines otherwise, only be effective to the extent such changes or adjustments do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or adversely affect the tax status of such Incentive Stock Options.

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9.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

No Award or any right with respect thereto shall be assignable, transferable, or given as collateral, nor any right with respect thereto may be given to any third party whatsoever, other than (i) by will or by the laws of descent and distribution, or, (ii) in the case of a Nonstatutory Stock Option only, as specifically otherwise allowed under the Plan and applicable law. During the lifetime of the Grantee, all of the Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee. Any action made directly or indirectly in contradiction to the aforementioned shall be null and void.

10.	AMENDMENT TO THE PLAN AND SUB-PLAN

Notwithstanding anything to the contrary in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with any applicable law (including, without limitation, Section 422 of the Code with respect to Awards intended to be Incentive Stock Options), to make any amendment to this Sub-Plan. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Sub-Plan.

11.	MODIFICATION OF INCENTIVE STOCK OPTIONS

With respect to U.S. Grantees, the Plan and this Sub-Plan shall be administered to comply with Section 422 (with respect to Options intended to be Incentive Stock Options) and to either comply with or be exempt from Section 409A of the Code. Without limiting the foregoing, the Board shall not take any action without the consent of the affected Grantee, if such action would have the purpose or effect of (i) modifying, extending or renewing any Incentive Stock Options (as the terms “modify,” “extend” or “renew” are referred to in Section 424(h) of the Code) held by such Grantee or (ii) causing any Awards held by any U.S. Grantee to become subject to (or to lose their exemption from) the provisions of Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall any member of the Board, the Company or any Affiliate (or their respective employees, officers or directors) have any liability to any U.S. Grantee or to any other person if the Awards issued hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

12.	TAX WITHHOLDING.

12.1.	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a U.S. Grantee to remit to the Company, an amount sufficient to satisfy the maximum statutory withholding rates for federal, state, local, foreign or other taxes (including the U.S Grantee’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

12.2.	Withholding Arrangements. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a U.S Grantee to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Board determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the U.S Grantee through such means as the Board may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Board agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the U.S Grantee with respect to the Option on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

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13.	NO EFFECT ON EMPLOYMENT OR SERVICE.

13.1.	Neither the Sub-Plan nor any Award will confer upon a U.S Grantee any right with respect to continuing the U.S Grantee’s relationship as a service provider with the Company, nor will they interfere in any way with the U.S Grantee’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by any applicable law.

14.	EFFECTIVE DATE; TERM

14.1.

This Sub-Plan shall be effective as of the date the Sub-Plan is approved by the Board, subject to the approval of the Plan by a majority of the votes cast by the holders of the Company’s Shares at the next annual meeting or special meeting of shareholders or by the holders of a majority of the outstanding Shares by a written consent in lieu of a meeting. Any grants made under this Sub-Plan prior to such approval shall be effective when made (unless otherwise specified by the Board at the time of grant), but shall be conditioned on, and subject to, such approval of the Sub-Plan by such shareholders.

14.2.	Options may be granted pursuant to this Sub-Plan, until ten (10) years from the date the Plan was approved by the Board, unless the Plan is terminated by the Board, in its discretion, prior to such date, but Awards granted prior to such termination may extend beyond that date.

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APPENDIX A TO

ZOOZ STRATEGY LTD.

2023 UNITED STATES SUB-PLAN TO THE 2023 SHARE OPTION PLAN

(for California residents only, to the extent required by 25102(o))

This Appendix A to the Zooz Strategy Ltd. 2023 United States Sub-Plan to the 2023 Share Option plan shall apply only to the U.S Grantees who are residents of the State of California and who are receiving an Award under the Sub-Plan (“California Grantee”). Capitalized terms contained herein shall have the same meanings given to them in the Sub-Plan or Plan, unless otherwise provided by this Appendix A. Notwithstanding any provisions contained in the Sub-Plan to the contrary and to the extent required by applicable laws, the following terms shall apply to all Awards granted to residents of the State of California, until such time as the Board amends this Appendix A or the Board otherwise provides.

(a) The term of each Award shall be stated in the Award Agreement; provided, however, that the term shall be no more than 10 years from the date of grant thereof.

(b) Unless determined otherwise by the Board, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the U.S Grantee, only by the U.S Grantee. If the Board makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act (“Rule 701”).

(c) Unless a California Grantee ceases to be a Service Provider for Cause (as defined in the Plan), such U.S Grantee may exercise his or her Award within such period of time as specified in the Award Agreement, which shall not be less than 30 days following the date of the California Grantee’s termination, to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of the Award as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for three months following the California Grantee’s termination.

(d) If a California Grantee ceases to be a Service Provider as a result of the California Grantee’s disability, the U.S Grantee may exercise his or her Award within such period of time as specified in the Award Agreement, which shall not be less than six months following the date of the U.S Grantee’s termination, to the extent the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for 12 months following the California Grantee’s termination.

(e) If a California Grantee dies while a Service Provider, the Award may be exercised within such period of time as specified in the Award Agreement, which shall not be less than six months following the date of the California Grantee’s death, to the extent the Award is vested on the date of death (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement) by the California Grantee’s designated beneficiary, personal representative, or by the person(s) to whom the Award is transferred pursuant to the California Grantee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for 12 months following the California Grantee’s termination.

(f) No Award shall be granted to a resident of California more than 10 years after the earlier of the date of adoption of the Sub-Plan or the date the Sub-Plan is approved by the shareholders.

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(g) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Sub-Plan, will adjust the number and class of Shares that may be delivered under the Sub-Plan and/or the number, class, and price of Shares covered by each outstanding Award; provided, however, that the Board will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

(h) The terms of all RSUs and other Share-Based Awards granted to California Grantees shall comply, to the extent applicable, with Section 260.140.41 or Section 260.140.42 of the California Code of Regulations.

(i) The Board will make such adjustments to an Award held by a California Grantee as may be required by Section 260.140.41 or Section 260.140.42 of the California Code of Regulations.

(j) To the extent required by Section 260.140.46 of the California Code of Regulations (or any successor provision thereto), the Company shall provide to each California Grantee and to each California Grantee who acquires Common Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key persons whose duties in connection with the Company assure their access to equivalent information. In addition, this information requirement shall not apply to the Plan to the extent that it complies with all conditions of Rule 701as determined by the Board; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

(k) This Sub-Plan and the Plan will be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s adoption of the Plan. Awards may be granted or awarded prior to such shareholder approval; provided that no Award granted to a California Grantee shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the Company’s shareholders within twelve (12) months before or after the date the Plan was adopted by the Board; and provided, further, that if such approval has not been obtained at the end of said twelve (12)-month period, all Awards previously granted or awarded under the Plan to California Grantees shall thereupon be canceled and become null and void

(l) This Appendix A shall be deemed to be part of the Sub-Plan and the Board shall have the authority to amend this Appendix A in accordance with Section 9 of the Sub-Plan.

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